Exhibit 99.7

KODIAK OIL & GAS CORP. AGREES TO ACQUIRE AN ADDITIONAL 50,000 NET LEASEHOLD ACRES AND 3,500 BOE/D OF CURRENT NET PRODUCTION IN HEART OF BAKKEN TREND

Transaction Highlights Include:

•                  CONTIGUOUS, LARGELY UNDEVELOPED LEASEHOLD IMMEDIATELY ADJACENT TO KODIAK’S EXISTING CORE OPERATING AREAS

•                  CONSISTENT WITH COMPANY’S BOLT-ON STRATEGY, DEAL WOULD PROVIDE CASH FLOWING ASSETS LOCATED PRINCIPALLY IN WILLIAMS AND MCKENZIE COUNTIES, N.D.

•                  UPON CLOSING, KODIAK WOULD CONTROL A SIGNIFICANT, OPERATED WILLISTON BASIN POSITION WITH ~155,000 NET ACRES AND ~800 NET POTENTIAL LOCATIONS FOR FUTURE DEVELOPMENT

DENVER — November 14, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG),an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced that it has entered into definitive purchase and sale agreements with a private oil and gas company and its financial partners (“Sellers”) to acquire additional producing properties and undeveloped leaseholds in the Williston Basin.  The purchase price for the asset package is $540 million in cash and $50 million in common shares of Kodiak priced at the five-day weighted average of the shares prior to the second business day prior to closing.  The purchase price is subject to adjustment including, but not limited to, adjustments for certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the properties following the effective date and prior to the closing.  Kodiak will also assume the Seller’s contract for a drilling rig.  Terms and financing of the transaction are discussed below.

Upon completion of the transaction, Kodiak would acquire two blocks of contiguous acreage totaling approximately 50,000 net leasehold acres in Williams and McKenzie Counties, N.D. The southernmost lands, approximating 30,000 net acres, are adjacent to the Company’s core Koala Project area and are contiguous to the lands acquired as part of the acquisition that recently closed in October 2011.  The remaining leasehold is located in northern Williams County near the Nesson Anticline in an area actively being developed.

Net oil and gas production included in the pending acquisition is currently approximately 3,500 barrels of oil equivalent per day (BOE/d).  Production is expected to increase before closing as there are four gross (3.1 net) wells waiting on completion.  Completion operations are currently underway on one of these wells.

Also included in the pending acquisition are 19.7 million barrels of oil equivalent in proved reserves, 81% of which are crude oil and 28% of which are categorized as proved developed.  The proved reserves were estimated by Kodiak’s internal reservoir engineers and were assigned a PV-10 value of $464 million based upon SEC pricing guidelines as of October 31, 2011.

The transaction will expand Kodiak’s total acreage position in the Williston Basin to approximately 155,000 net acres.

The transaction includes a working interest in 17 gross (13.5 net) operated producing wells and 10 gross (1.3 net) non-operated wells.  As indicated above, the acquisition also includes four gross (3.1 net) wells that have been drilled and are waiting on completion and one gross (0.6 net) well that is currently drilling ahead.

Based upon Kodiak’s internal evaluation of the production profile and history from the wells drilled within the southern acreage block in Williams and McKenzie Counties, the Company projects an average per-well estimated ultimate recovery of 750,000 to 900,000 BOE from the Bakken Formation.  No wells have been drilled on these lands testing the Three Forks Formation.  However, it is the Company’s belief that this formation should be productive based upon the Company’s early completion results on the Koala Project Area to the southwest and based upon recent activity from other industry well results.  Internal evaluation of the northern acreage block yields per-well estimated ultimate recoveries of 350,000 to 450,000 BOE.  If both formations are productive, the Company believes that the acquired lands could allow for nearly 300 additional operated locations providing Kodiak with a total of 800 net (~ 1,100 gross) estimated Williston Basin locations.

Included in the acquisition are certain surface equipment and gas pipeline connection facilities that tie into a regional third-party natural gas gathering system.  Three water disposal wells have been drilled on the acquired lands. The southernmost operated lands are proximate to a crude oil railway terminal and interstate pipeline interconnect that is expected to be fully in-service during 2012.

The acquisition is expected to close in early January 2012 and is subject to the completion of customary due diligence and closing conditions.  The effective date for the transaction is September 1, 2011, with any purchase price adjustments to be calculated as of the closing date.

Financing of the Transaction

Kodiak today announced contemporaneously with the announcement of the acquisition discussed above, the commencement of concurrent financing transactions.  In addition, the Company has obtained $650,000,000 of bridge loan commitments, the availability of which is subject to the satisfaction of certain conditions precedent.  The bridge loan commitment was provided by affiliates of Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC.

Management Comment

Commenting on the transaction, Kodiak’s Chairman and CEO Lynn Peterson said:  “The majority of the lands in today’s pending acquisition are offsetting our Koala Project by a few miles and are immediately adjacent to the assets we acquired in October 2011.  Upon closing, we will have amassed a significant position in a part of the play with which we are intimately familiar due to our ongoing operations that are yielding excellent well performance.  We expect improved field-level efficiencies in trucking, rig moves, personnel management, access to oilfield services and proximity to midstream infrastructure due to the highly concentrated nature of our McKenzie and Williams County assets.

“The acquisition includes 3,500 BOE/d of net production, as well as three net wells awaiting completion.  Wells drilled by the seller have demonstrated strong results indicating similar quality reservoir to our core areas in Williams and McKenzie counties.  While the additive production will bolster our cash flow, we see great additional value in the undeveloped leasehold where we can drill wells that we believe will provide robust future growth in production and cash flow and predictable reserves additions.

“Concurrent with this announcement, we furnished our 2012 preliminary Capex budget of $585 million, which includes accelerated plans for development drilling in each of our core Williston Basin operating areas throughout 2012.  We would like to extend our appreciation to the banking group that is providing the bridge financing commitment that allowed us to efficiently execute the transaction.”

The shares of common stock of Kodiak issuable under the acquisition agreements have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the expectations, anticipated benefits and closing of, and source of funds for, the acquisition transaction, the Company’s expectations regarding the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling plans, and midstream infrastructure access, the Company’s expectations regarding its anticipated capital requirements and its 2012 capital budget, and expectations regarding production, revenues, cash flows and recoveries.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, the failure to close the proposed January 2012 acquisition, the failure to satisfy any of the borrowing conditions under the Company’s committed bridge financing, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11